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                                                                    Exhibit 10.1

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                            STOCK PURCHASE AGREEMENT

                          DATED AS OF OCTOBER 31, 2006

                                  BY AND AMONG

                               SL INDUSTRIES INC.,

                               NORBERT D. MILLER,

      REVOCABLE LIVING TRUST OF FRED A. LEWIS AND MARGARET LANGE-LEWIS U/A DATED JANUARY 28, 1993, AS AMENDED AND RESTATED AS OF OCTOBER 31, 2001, AND

                            EINHORN FAMILY FOUNDATION

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                                TABLE OF CONTENTS

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ARTICLE I             PURCHASE AND SALE OF SHARES.............................     1

         1.1      Sale of Shares..............................................     1

         1.2      Closing.....................................................     1

         1.3      Payment of the Closing Cash Consideration and Escrow Fund...     1

         1.4      Working Capital Adjustment..................................     2

         1.5      Additional Closing Deliveries...............................     3

ARTICLE II            REPRESENTATIONS AND WARRANTIES OF SELLERS...............     3

         2.1      Corporate Organization, Etc.................................     4

         2.2      Capitalization of the Company...............................     4

         2.3      Subsidiaries................................................     4

         2.4      Authority; Company Action...................................     4

         2.5      Organizational Documents; Books and Records.................     5

         2.6      Consents and Approvals; No Violations.......................     5

         2.7      Financial Statements; Projections...........................     5

         2.8      Absence of Certain Changes..................................     6

         2.9      Compliance with Laws........................................     6

         2.10     Compliance with Contracts and Commitments...................     6

         2.11     No Undisclosed Liabilities..................................     7

         2.12     No Default..................................................     7

         2.13     Litigation..................................................     7

         2.14     Taxes.......................................................     7

         2.15     Title to Properties.........................................     8

         2.16     Real Property...............................................     8

         2.17     Intellectual Property.......................................     9

         2.18     Insurance...................................................     9

         2.19     Environmental Matters.......................................    10

         2.20     Employee and Labor Matters..................................    10

         2.21     Employee Plans..............................................    11
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                                TABLE OF CONTENTS
                                   (continued)

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         2.22     Change of Control Provisions................................    13

         2.23     Customers and Suppliers.....................................    13

         2.24     Related Party Transactions..................................    14

         2.25     Product / Service Warranty..................................    14

         2.26     Contracts...................................................    14

         2.27     Prepayments and Deposits....................................    15

         2.28     Capital Projects............................................    15

         2.29     Receivables.................................................    15

         2.30     Inventories.................................................    16

         2.31     Condition and Sufficiency of Assets.........................    16

         2.32     Brokers and Finders.........................................    16

         2.33     Foreign Corrupt Practices Act, Etc..........................    16

         2.34     No Other Representation or Warranty.........................    17

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF PURCHASER.............    17

         3.1      Corporate Organization; Etc.................................    17

         3.2      Authority...................................................    17

         3.3      Consents and Approvals; No Violations.......................    17

         3.4      Brokers and Finders.........................................    18

ARTICLE IV            ........................................................    18

ADDITIONAL AGREEMENTS ........................................................    18

         4.1      Commercially Reasonable Efforts.............................    18

         4.2      Public Announcements........................................    18

         4.3      Indemnification.............................................    19

         4.4      Notification of Certain Matters.............................    23

         4.5      Third Party Consents........................................    23

         4.6      Certain Tax Covenants and Indemnities.......................    24

         4.7      Covenants Not to Compete or Solicit.........................    25

         4.8      Seller Representative.......................................    26

         4.9      Seller Disclosure Schedule..................................    26
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                                TABLE OF CONTENTS
                                   (continued)

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ARTICLE V             MISCELLANEOUS...........................................    26

         5.1      Entire Agreement; Assignment................................    26

         5.2      Notices.....................................................    27

         5.3      Governing Law; Consent to Jurisdiction......................    27

         5.4      Expenses....................................................    28

         5.5      Descriptive Headings........................................    28

         5.6      Parties in Interest.........................................    28

         5.7      Severability................................................    28

         5.8      Specific Performance........................................    28

         5.9      Counterparts and Execution..................................    29

         5.10     Further Assurances..........................................    29

         5.11     Interpretation..............................................    29

         5.12     Amendment and Modification; Waiver..........................    30

         5.13     Definitions.................................................    30
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                                     -iii-

                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of October 31, 2006, is by and between SL Industries, Inc., a New Jersey corporation ("Purchaser"), and Norbert D. Miller ("Miller"), Revocable Living Trust of Fred
A. Lewis and Margaret Lange-Lewis U/A Dated January 28, 1993, as Amended and Restated as of October 31, 2001 (the "Trust"), and the Einhorn Family Foundation (the "Foundation", and together with Miller and the Trust, the "Sellers"), the sole shareholders of MTE Corporation, a Wisconsin corporation (the "Company"). Certain initially capitalized and non-capitalized terms used herein are defined in Section 5.13.

                                    RECITALS

      WHEREAS, Sellers own all of the issued and outstanding shares (the "Shares") of common stock, par value $1.00 per share, of the Company (the "Company Common Stock");

      WHEREAS, Purchaser desires to purchase and Sellers desire to sell the Shares upon the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, Purchaser and Sellers desire to make certain representations, warranties, covenants and agreements in connection with the Contemplated Transactions as set forth in this Agreement.

      NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

                                   ARTICLE I
                           PURCHASE AND SALE OF SHARES

      1.1 Sale of Shares. On the terms and subject to the conditions of this Agreement, on the date of closing of the transactions contemplated by this Agreement (the "Closing Date"), Purchaser shall purchase the Shares from Sellers, and Sellers shall sell the Shares to Purchaser for the Total Consideration. The Shares shall be conveyed free and clear of all Liens or Encumbrances of any kind. On the Closing Date, Sellers shall deliver to Purchaser certificates representing all of the Shares, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank.

      1.2 Closing. The purchase and sale of the Shares shall be by electronic means (the "Closing"). At the Closing, each Seller shall deliver to Purchaser certificates representing the Shares owned by such Seller, duly endorsed (or accompanied by duly executed stock powers), with signatures guaranteed, for transfer to Purchaser.

      1.3 Payment of the Closing Cash Consideration and Escrow Fund. On the Closing Date:

            (a) The Purchaser shall pay and deliver to Sellers the Closing Cash Consideration minus the Escrow Fund, to the account designated by Sellers in Exhibit A attached hereto.

            (b) In addition to the payment described in Section 1.3(a), Purchaser shall cause the Escrow Fund to be paid, in immediately available funds, to the Escrow Agent, to be held and disbursed in accordance with the Escrow Agreement for the purposes of securing any obligations of Sellers to Purchaser pursuant to this Agreement.

      1.4 Working Capital Adjustment.

            (a) At least five business days prior to the Closing, the Seller Representative shall deliver to Purchaser an estimate of the Working Capital of the Company as of the Effective Time prepared in good faith ("ESTIMATED CLOSING WORKING CAPITAL"), without giving effect to the transactions contemplated by this Agreement.

            (b) In the event the Estimated Closing Working Capital is more than the Required Working Capital Amount, then the Closing Cash Consideration shall be increased on a dollar-for-dollar basis by the amount of such excess. In the event the Estimated Closing Working Capital is less than the Required Working Capital Amount, then the Closing Cash Consideration shall be reduced on a dollar-for-dollar basis by the amount of such deficiency.

            (c) Purchaser shall prepare and deliver to the Seller Representative no later than 60 days following the Closing a certificate of the Chief Financial Officer of Purchaser (the "WORKING CAPITAL CERTIFICATE"), calculating and certifying as true and correct the Working Capital of the Company as of the Effective Time ("CLOSING WORKING CAPITAL"), without giving effect to the transactions contemplated by this Agreement.

            (d) The Seller Representative shall have a period of 30 days after delivery of the Working Capital Certificate to deliver to the Purchaser a written statement, with reasonable detail, of any objections that the Seller Representative may have to the calculation of Closing Working Capital (such statement, a "WORKING CAPITAL OBJECTION NOTICE"). If the Seller Representative does not deliver a Working Capital Objection Notice within such 30-day period, the Working Capital Certificate, and the determination of Closing Working Capital therein, shall be final, and any required payment pursuant to Section 1.4(g) below shall be paid within five business days following the expiration of such 30-day period.

            (e) If the Seller Representative delivers a Working Capital Objection Notice within the 30-day period referred to in Section 1.4(d) above, then the Purchaser and the Seller Representative shall attempt in good faith to resolve the matter or matters in dispute and, if resolved, such resolution shall be set forth in writing and the confirmed or revised calculation of Closing Working Capital shall be final, and any required payment pursuant to Section 1.4(g) below shall be paid within five business days following such resolution.

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

            (f) If such dispute cannot be resolved within 60 days after the delivery of the Working Capital Certificate, then the specific matters in dispute shall be submitted to an accounting firm mutually selected by the Seller Representative and Purchaser (the "INDEPENDENT WORKING CAPITAL FIRM"), which firm shall make a final and binding determination as to such matter or matters. If the Seller Representative and Purchaser are unable to agree on the choice of an accounting firm, they will select a nationally recognized accounting firm by lot, after excluding any such firm affiliated with Purchaser, the Company or Sellers. The Seller Representative and Purchaser shall use their best efforts to cause the Independent Working Capital Firm to send, as soon as practicable (but in any event within 30 days after being retained), its written determination as to such disputed matters to Purchaser and the Seller Representative, whereupon the Independent Working Capital Firm's determination of such matters shall, absent manifest error, be binding on the Parties to this Agreement, and any required payment pursuant to Section 1.4(g) below shall be paid within five business days following receipt by the parties of the Independent Working Capital Firm's determination.

            (g) The Closing Working Capital determined pursuant to this Section
1.4 is the "FINAL WORKING CAPITAL". If the Final Working Capital is in excess of the Estimated Closing Working Capital, the Purchaser shall pay the amount of such excess on a dollar for dollar basis to the Sellers. If the Final Working Capital is less than the Estimated Closing Working Capital, each of the Sellers shall pay its Pro Rata Portion of the amount of such deficiency on a dollar for dollar basis to the Purchaser. Any payment required to be made pursuant to this
Section 1.4(g) shall be paid by wire transfer of immediately available funds to the account designated in writing by the respective Party.

      1.5 Additional Closing Deliveries.

            (a) By Sellers. At the Closing, the Sellers shall deliver to Purchaser the following:

                  (i) the Escrow Agreement, duly executed by the Sellers;

                  (ii) the Employment Agreement, duly executed by Norbert D. Miller; and

                  (iii) the Amended Lease, duly executed by the lessors thereunder.

            (b) By Purchaser. At the Closing, the Purchaser shall deliver to Sellers the following:

                  (i) the Escrow Agreement, duly executed by the Purchaser;

                  (ii) the Employment Agreement, duly executed by the Purchaser; and

                  (iii) the Amended Lease, duly executed by the Company.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

      Except as set forth in the Seller Disclosure Schedule, the Sellers hereby represent and warrant to Purchaser as follows; provided, however, that the warranties and representations of the Sellers in Sections 2.2(b), 2.4 and 2.6 below that pertain to a Seller's ownership of Shares, Encumbrances or other restrictions on a Seller's Shares, authority and power of a Seller to execute and deliver this Agreement and consummate the Contemplated Transactions, and the legal enforceability of this Agreement against a Seller (hereinafter referred to collectively as the "Individual Seller Representations") are made by each Seller only with respect to itself and not with respect to the other Sellers:

      2.1 Corporate Organization, Etc. The Company is a corporation duly organized, validly existing and, to the extent applicable under the laws of the relevant jurisdiction of incorporation, in good standing (or its equivalent) under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets. The Company is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which ownership of property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed will not individually or in the aggregate, either
(i) have a material adverse effect on the business, operations, assets, prospects, financial condition or results of operations of the Company taken as a whole or (ii) materially impair the ability of Sellers to perform any of his or its obligations under this Agreement (either of such effects, a "Company Material Adverse Effect"). True and complete copies of the organizational and governing documents of the Company as presently in effect, have been heretofore delivered to Purchaser.

      2.2 Capitalization of the Company. As of immediately prior to the Closing:

            (a) The Company is authorized to issue 50,000 shares of Company Common Stock of which 1,746 -2/3 shares are issued and outstanding. All outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto. Except as set forth in Section 2.2 of the Seller Disclosure Schedule, there are no outstanding (i) securities convertible into or exchangeable for the capital stock of the Company, (ii) options, warrants or other rights to purchase or subscribe for capital stock of the Company or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of the Company, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, the Company is subject or bound.

            (b) Each Seller is the owner of, and as of the Closing Date will be the owner of, that number of the Shares as is set forth in Section 2.2(b) of the Seller Disclosure Schedule as being owned by it. There are no Encumbrances, voting trusts, stockholders' agreements or other similar instruments restricting or relating to the rights of each Seller to vote, transfer or receive dividends with respect to the Shares owned by such Seller, other than restrictions on transfer under securities Laws and restrictions set forth in this Agreement and except as set forth in Section 2.2(b) of the Seller Disclosure Schedule.

      2.3 Subsidiaries. The Company has no Subsidiaries. The Company has no ownership interest (voting or otherwise) in any business entity, is not a member of any partnership or joint venture, and is not operating as a Subsidiary or division of any other business entity.

      2.4 Authority; Company Action. Each of the Sellers has all requisite authority and power to execute and deliver this Agreement and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by all required corporate or other action on the part of each of the Sellers and no other corporate or other proceedings on the part of the Company or any of the Sellers are necessary to authorize this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by each of the Sellers and, assuming this Agreement has been duly authorized, executed and delivered by Purchaser, this Agreement constitutes the valid and binding agreement of each of the Sellers, enforceable against such Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).

      2.5 Organizational Documents; Books and Records. The Company has made available to Purchaser copies of its Organizational Documents, as in effect on the date of this Agreement. The books of account, minute books, record books and other records, which have been provided to Purchaser, are complete and correct in all material respects.

      2.6 Consents and Approvals; No Violations. Neither the execution and delivery of this Agreement by each of the Sellers nor the consummation of the Contemplated Transactions by each of the Sellers will (i) violate any provision of the organizational or governing documents of the Company, (ii) require any consent, waiver, approval, exemption, registration, declaration, license, authorization or permit of, or filing with or notification to, any Federal, state, local or foreign government, executive official thereof, governmental or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign (a "Governmental Entity") or of any other Person, except for such consents, waivers, approvals, exemptions, registrations, declarations, licenses, authorizations, permits, filings or notifications that are listed in Section 2.6 of the Seller Disclosure Schedule (the "Company Consents"), (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any obligation to repay) under, any of the terms, conditions or provisions of any indenture, mortgage, note, bond, encumbrance, license, government registration, contract, lease, franchise, permit, agreement or other instrument or obligation to which any Seller or the Company is a party or by which any Seller or the Company or any of its properties or assets may be bound, or (iv) violate any order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity applicable to any Seller or the Company or by which any of its properties or assets may be bound.

      2.7 Financial Statements; Projections.

            (a) Purchaser has previously been furnished with and attached to
Section 2.7(a) of the Seller Disclosure Schedule (i) the balance sheet of the Company and the related statements of income, retained earnings and cash flows of the Company for the fiscal year ended October 31, 2005, and for the period between November 1, 2005 and May 31, 2006 (the "Company Financial Statements"). Each balance sheet included in the Company Financial Statements, in all material respects, fairly presents the financial position of the Company as of its date, and the other related statements included in the Company Financial Statements, fairly present in all material respects the results of operations and changes in financial position of Company for the periods presented therein, all in conformity with GAAP, applied on a consistent basis during the periods involved, except that the interim Company Financial Statements are subject to normal year-end adjustments and do not include footnotes, and except as otherwise noted therein or in Section 2.7(a) of the Seller Disclosure Schedule.

            (b) Sellers shall supply at Closing an audited balance sheet of the Company and related statements of earnings, retained earnings and cash flows of the Company for the twelve months ended June 30, 2006 (the "Audited Financial Statements"). Each balance sheet included in the Audited Financial Statements, fairly presents in all material respects the financial position of the Company as of its date, and the other related statements included in the Audited Financial Statements, in all material respects, fairly present the results of operations and changes in financial position of Company for the periods presented therein, all in conformity with GAAP, applied on a consistent basis during the periods involved except as otherwise noted therein.

      2.8 Absence of Certain Changes. Since October 31, 2005, except as set forth on Section 2.8 of the Seller Disclosure Schedule, the Company has not (i) suffered any change in its business, operations, prospects or financial position, except such changes that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, (ii) conducted its business in any material respect not in the ordinary and usual course consistent with past practice, (iii) declared, set aside for payment or paid any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of the capital stock of the Company, or redeemed or otherwise acquired any shares of capital stock of the Company, (iv) incurred any long-term indebtedness or issued any debt securities or assumed, guaranteed or endorsed the obligations of any other Person, (v) sold, transferred or otherwise disposed of, any of its material property or assets, except in the ordinary course of business and consistent with past practice, (vi) created any material Encumbrance on any of its material property or assets, (vii) increased in any manner the rate or terms of compensation of any of its directors, officers or other employees other than regularly scheduled increases to employees in the ordinary course of business, (viii) paid or agreed to pay any pension, retirement allowance or other employee benefit not required by any existing Company Benefit Plans or other agreement or arrangement to any such director, officer or employee, whether past or present, (ix) entered into or amended any employment, bonus, severance or retirement contract, (x) amended the Organizational Documents of the Company, (xi) purchased or leased (or committed to purchase or lease) any assets (other than inventory in the ordinary course of business) in excess of $5,000 individually or $25,000 in the aggregate, (xii) suffered an adverse change in existing credit arrangements with any bank or other institution, or (xiii) entered into any agreement (in writing or otherwise) to take any action that, if taken, would render any of the representations set forth in this Section 2.8 untrue.

      2.9 Compliance with Laws. The business of the Company has not been and is not now being conducted in violation of any applicable order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity.

      2.10 Compliance with Contracts and Commitments. The Company is not in breach or default and, to the Knowledge of the Sellers, no other party to any of the Material Contracts of the Company is as of the date of this Agreement in breach or default (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) under any of the Material Contracts of the Company. All of the Material Contracts are valid, in full force and effect and enforceable in accordance with their terms, except as may be limited by (i) bankruptcy laws and other similar laws affecting creditor's rights generally and (ii) general principles of equity.

      2.11 No Undisclosed Liabilities. Except as set forth in Section 2.11 of the Seller Disclosure Schedule, to the Knowledge of the Sellers the Company has not incurred any liabilities (absolute, accrued, contingent or otherwise) required as of the Closing Date by GAAP to be reflected on the face of (and not in the footnotes to) its balance sheet, except for (i) liabilities reflected or reserved for on the Company Financial Statements or on the Audited Financial Statements, (ii) liabilities that were incurred in the ordinary course of business since June 30, 2006 and (iii) liabilities specifically disclosed in this Agreement or specifically set forth in the Seller Disclosure Schedule.

      2.12 No Default. The Company is not in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its organizational or governing documents or (ii) any order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity applicable to the Company, except, in the case of clause (ii) only, such defaults or violations that, individually or in the aggregate, could not have a Company Material Adverse Effect. The Company has all governmental permits, licenses and authorizations necessary for the conduct of its business as presently conducted (the "Permits") and is in compliance with the terms of the Permits, and has not been informed that the Permits will be revoked and has no reason to believe that any Permit requiring renewal would not be renewed.

      2.13 Litigation. Except as set forth in Section 2.13 of the Seller Disclosure Schedule, as of the date of this Agreement, there is no action, suit or proceeding pending, or, to the Knowledge of the Sellers, threatened, against the Company or any properties or rights of the Company. As of the date of this Agreement, the Company has not received notice that it is subject to any outstanding injunction, writ, judgment, order or decree.

      2.14 Taxes. Except as set forth in Section 2.14 of the Seller Disclosure
Schedule:

            (a) The Company has, within the time and manner prescribed by Law (including extensions), (i) filed with the appropriate taxing authorities all Tax Returns required to be filed by it in respect of any Taxes, and each such Tax Return was complete and accurate in all material respects and (ii) paid in full all Taxes shown to be due and payable thereon.

            (b) No deficiencies for any Taxes have been asserted in writing or, to the Knowledge of the Sellers, verbally proposed or assessed against the Company which remain unpaid, or which are not being contested in good faith by appropriate proceedings; and (ii) as of the dates of the Company Financial Statements, the Company has adequately reserved, accrued or made charges on its books for all Taxes payable by the Company in respect of the periods covered by the Company Financial Statements for which no Tax Return has yet been filed.

            (c) The Company has not (i) entered into a closing agreement or other similar agreement with a taxing authority relating to Taxes of the Company with respect to a taxable period for which the statute of limitations is still open, or (ii) granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, in either case, that is still outstanding. There are no Liens relating to Taxes upon the assets of the Company other than Liens relating to Taxes not yet due. The Company is not a party to and is not bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement in respect of Taxes.

            (d) The Company has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, including, without limitation, all information reporting, backup withholding, and maintenance of required records with respect thereto.

            (e) For purposes of this Agreement, (i) "Taxes" shall mean all federal, state, local or foreign and other taxes, assessments, duties and similar charges of any kind imposed by any taxing authority, including interest, penalties and additions thereto and (ii) "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

      2.15 Title to Properties. Except as set forth in Section 2.15 of the Seller Disclosure Schedule, the Company owns all the properties and assets (whether personal, intellectual or mixed and whether tangible or intangible) reflected as assets of the Company in the Company Financial Statements (except for personal property sold since the date of the Company Financial Statements in the ordinary course of business) free and clear of all Liens and Encumbrances.

      2.16 Real Property. Except as set forth in Section 2.16 of the Seller Disclosure Schedule, the Company has not previously owned nor does it currently own any real property. Section 2.16 of the Seller Disclosure Schedule identifies all real property currently leased, subleased to, or otherwise occupied by, the Company (collectively, the "Real Property"). The leases relating to the Real Property currently leased by the Company are referred to as the "Leases." The Company has provided to Purchaser correct and complete copies of the Leases. The Leases are valid and in full force and effect, and the Company holds a valid and existing leasehold interest under the Leases. The Company is not in default under any Leases, and no events have occurred or circumstances exist which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default, except such violations that, are not material, or individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Each such default is set forth in Section 2.16 of the Seller Disclosure Schedule. The Real Property and all buildings used by the Company in the conduct of its business are suitable in all material respects for the operation of its business as currently conducted. Since November 1, 2005, the Company has not received written notice of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting the Real Property. In the past three years, the Company has not experienced any material interruption in the delivery of adequate service of any utilities or other public authorities required in the operation of its business.

      2.17 Intellectual Property

            (a) Section 2.17 of the Seller Disclosure Schedule sets forth a true and complete list of all Intellectual Property Rights (as defined below) filed by, or issued or registered to, the Company and all material intellectual property license agreements to which the Company is a party. With respect to registered trademarks, such list sets forth a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers.

            (b) (i) The Company owns or possesses adequate licenses or other valid rights to use all patents and applications therefor; trademarks and service marks (registered or unregistered) and applications and registrations therefor; trade names; domain names; copyrights and applications and registrations therefor; trade secrets; and other intellectual property and proprietary rights, whether or not subject to statutory registration or protection, which are material to the conduct of the business of the Company (the "Intellectual Property Rights"), (ii) as of the date of this Agreement, the validity of the Intellectual Property Rights and the title or rights to use thereof of the Company are not being questioned in any litigation to which the Company is a party, nor to the Knowledge of the Sellers, is any such litigation threatened, (iii) as of the date of this Agreement, the Company has not received notice that it is a party to any litigation in connection with which a Person has alleged that the conduct of the business of the Company infringed or infringes with any valid patents, trademarks, trade name, service marks, copyrights or trade secrets of others, nor, to the Knowledge of the Sellers, is any such litigation threatened, and (iv) to the Knowledge of the Sellers, (A) no Person is infringing upon or violating any of the Intellectual Property Rights and (B) no claim is pending or threatened to that effect.

            (c) To the Knowledge of the Sellers, no employee of the Company has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his or her work to anyone other than the Company.

            (d) To the Knowledge of the Sellers, no employee of the Company (i) has infringed the intellectual property, proprietary, or contractual rights of any Person in the course of his or her work for the Company or (ii) is, or is currently expected to be, in default under any term of any Contract of the Company relating to any Intellectual Property Rights, or any confidentiality agreement of the Company or any other contract or restrictive covenant of the Company relating to the Intellectual Property Rights.

      2.18 Insurance. Set forth on Section 2.18 of the Seller Disclosure
Schedule is a description of each policy of fire and casualty, liability and other forms of insurance purchased by the Company that are currently in force, setting forth the issuers, amounts, deductibles and coverages of each (the "Insurance Policies"). All material Insurance Policies with respect to the property, assets, operations and business of the Company are in full force and effect and all premiums due and payable thereon have been paid in full, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. As of the date of this Agreement, there are no pending material claims under the Insurance Policies by the Company as to which the insurers have denied liability. The Sellers do not make any representation or warranty that such insurance will be continued or is continuable after the Closing. Except for amounts deductible under policies of insurance and except as set forth in Section 2.18 of the Seller Disclosure Schedule, the Company has not been at any time subject to liability as a self-insurer.

      2.19 Environmental Matters. To the Knowledge of the Sellers, the Company is in compliance with all Environmental Laws. The Company has not received any written communication, whether from a Governmental Entity, citizens' group, employee or other individual or entity, that alleges that the Company is not in compliance with any Environmental Law. Except as described on Section 2.19 of the Seller Disclosure Schedule, to the Knowledge of the Sellers:

            (a) no underground storage tanks are located on (nor have any underground storage tanks been removed from) the Real Property;

            (b) there are no, and have never been any, asbestos-containing materials or urea formaldehyde-containing materials incorporated into or on the buildings or any improvements that are a part of the Real Property, or into other assets or products of the Company, nor is there any electrical transformer, fluorescent light fixture with ballasts, or other equipment containing polychlorinated biphenyls on the Real Property; and

            (c) the Company has timely prepared, maintained and filed, in all material respects, all reports required to be prepared, maintained or filed, and have (or had at all appropriate times) timely obtained all certificates, approvals, authorizations, registrations and permits including, without limitation, all air permits, authorizations and registrations, (all of which certificates, approvals, authorizations, registrations and permits are listed on
Section 2.19 of the Seller Disclosure Schedule and are in full force and effect, and copies of which have been furnished to Purchaser) and have generated and maintained all data, documentation and records required under all Environmental Laws in connection with its business, except where the absence of such permits or documentation would not reasonably be expected to result in a Company Material Adverse Effect.

      2.20 Employee and Labor Matters. Set forth on Section 2.20 of the Seller Disclosure Schedule is a list of all current employees of the Company (including date of hire, applicable base salary or wage, any bonus obligations, domicile, immigration status, time-off balance and an indication of the existence, if any, of a signed assignment of invention agreement), and a list of the names and titles of all employees whose employment terminated since January 1, 2005 and the reasons therefor. The Company is not a party to any collective bargaining or other labor union contract applicable to persons employed by it, no collective bargaining agreement is being negotiated by the Company, and the Sellers do not Know of any activities or proceedings of any labor union to organize any of its employees. There has not been since January 1, 2004, and there is not presently pending or existing, and to the Knowledge of the Sellers there is not threatened, (i) any strike, slowdown, picketing, work stoppage, or employee grievance process generally, (ii) any proceeding against or affecting the Company relating to an alleged violation of the National Labor Relations Act, or (iii) any application for certification of a collective bargaining agent. There is no lockout of any employees and, to the Knowledge of the Sellers, no such action is threatened by the Company. The Company has materially complied with and each is in material compliance with all Laws relating to employment and employment practices, terms and conditions of employment, employment of aliens, employment of individuals with disabilities (including, without limitation, the requirements of the Americans With Disabilities Act), equal employment opportunity, nondiscrimination, harassment, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational health and safety, and plant closings and is not engaged in any illegal or unfair labor or employment practice. The Company has not violated the Worker Adjustment and Retraining Notification Act or any similar state or local Laws. There are no pending or, to the Knowledge of the Sellers, threatened, controversies, grievances or claims by any employee or former employee of the Company with respect to his or her employment or any compensation or benefits incident thereto, including, but not limited to, claims of sexual harassment, unlawful discrimination or claims arising under workers' compensation laws. To the Knowledge of the Sellers, no employee of the Company intends to resign or seek other employment by reason of the Contemplated Transactions, or has been convicted of any felony or drug-related criminal offense. To the Knowledge of the Sellers, all sums due for employee compensation and benefits, including pension and severance benefits, and all vacation time owing to any employees of the Company has been duly and adequately accrued in all material respects on the accounting records of the Company. To the Knowledge of the Sellers, all Taxes due in connection with the employment of foreign residents in the United States have been fully paid.

      2.21 Employee Plans.

            (a) Section 2.21 of the Seller Disclosure Schedule sets forth a true, correct and complete list of:

                  (i) all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with respect to which the Company has any obligation or liability, contingent or otherwise (the "Company Benefit Plans"); and

                  (ii) all employment, consulting, termination, profit sharing, severance, change of control, individual compensation or indemnification agreements, and all bonus or other incentive compensation, deferred compensation, salary continuation, disability, severance, stock award, stock option, stock purchase, educational assistance, legal assistance, club membership, employee discount, employee loan, credit union or vacation agreements, policies or arrangements under which the Company has any obligation or liability (contingent or otherwise) in respect of any current or former officer, director, employee, or consultant of the Company, other than Company Benefit Plans (the "Company Employee Arrangements").

            (b) All Company Benefit Plans and Company Employee Arrangements that cover current or former employees, consultants, officers, or directors (or their equivalent) of the Company are separately identified on Section 2.21 of the Seller Disclosure Schedule.

            (c) In respect of each Company Benefit Plan and Company Employee Arrangement, a complete and correct copy of each of the following documents (if applicable) has been made available to Purchaser: (i) the most recent plan and related trust documents, and all amendments thereto; (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the most recent Form 5500 (including, schedules and attachments);
(iv) the most recent Internal Revenue Service ("IRS") determination, opinion or notification letter; (v) each of the stock option grant agreements used to make grants under any stock option plan of the Company, and all amendments thereto;
(vi) each written employment, consulting or individual severance or other compensation agreement, and all amendments thereto; and (vii) the most recent actuarial reports (including for purposes of Financial Accounting Standards Board report nos. 87, 106 and 112).

            (d) None of the Company Benefit Plans or Company Employee Arrangements is subject to Title IV of ERISA, constitutes a defined benefit retirement plan or is a multiemployer plan described in Section 3(37) of ERISA, and the Company has no obligation or liability (contingent or otherwise) in respect of any such plans. The Company is not a member of a group of trades or businesses under common control or treated as a single employer pursuant to
Section 414 of the Code.

            (e) The Company Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code, respectively, have either received a favorable determination, opinion or notification letter from the IRS with respect to each such Company Benefit Plan as to its qualified status under the Code, or has remaining a period of time under applicable U.S. Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Benefit Plan. Any voluntary employee benefit association that provides benefits to current or former employees of the Company, or their beneficiaries, is and has been qualified under Section 501(c)(9) of the Code.

            (f) All contributions or other payments required to have been made by the Company to or under any Company Benefit Plan or Company Employee Arrangement by applicable Law or the terms of such Company Benefit Plan or Company Employee Arrangement (or any agreement relating thereto) have been timely and properly made.

            (g) The Company Benefit Plans and Company Employee Arrangements have been maintained and administered in all material respects in accordance with their terms and applicable Laws. In particular, to the Knowledge of the Sellers, no individual who has performed services for the Company has been improperly excluded from participation in any Company Benefit Plan or Company Employee Arrangement.

            (h) There are no pending or, to the Knowledge of the Sellers, threatened actions, claims, or proceedings against or relating to any Company Benefit Plan or Company Employee Arrangement (other than routine benefit claims by persons entitled to benefits thereunder), and, to the Knowledge of the Sellers, there are no facts or circumstances which could form the basis for any of the foregoing.

            (i) The Company has no obligation or liability (contingent or otherwise) to provide post-retirement life insurance or health benefits coverage for current or former officers, directors, employees, consultants or contractors of the Company except (i) as may be required under Part 6 of Title I of ERISA,
(ii) a medical expense reimbursement account plan pursuant to Section 125 of the Code or (iii) through the last day of the calendar month in which the participant terminates employment with the Company.

            (j) None of the assets of any Company Benefit Plan is stock of the Company or any of its affiliates, or property leased to or jointly owned by the Company or any of its affiliates.

            (k) Except as set forth in Section 2.21 of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (i) result in any payment becoming due to any employee, consultant or contractor (current, former, or retired) of the Company, (ii) increase any benefits under any Company Benefit Plan or Company Employee Arrangement or (iii) result in the acceleration of the time of payment of, vesting of, or other rights in respect of any such benefits (except as which may be required by the partial or full termination of any Benefit Plan intended to be qualified under Section 401 of the Code).

            (l) All employees of the Company who are not U.S. citizens but who are assigned to the U.S. operations of the Company or otherwise travel, from time to time, to the United States on behalf of the Company, possess all applicable passports, visas and other authorizations required by the Laws of the United States and have otherwise complied with all applicable immigration and similar Laws of the United States.

            (m) All employees of the Company assigned to work outside the United States possess all applicable passports, visas and other authorizations required by the Laws of the respective countries to which they are assigned.

      2.22 Change of Control Provisions. Except as set forth in Section 2.22 of the Seller Disclosure Schedule, none of the arrangements, agreements or understandings set forth in this Agreement and none of the Company's employee benefit plans, programs or arrangements contain any provision that would become operative as a result of a change of control of the Company or that will become operative as a result of the consummation of the Contemplated Transactions.

      2.23 Customers and Suppliers. Except as set forth on Section 2.23 of the Seller Disclosure Schedule, no supplier which accounted for more than five percent (5%) of the purchases of the Company for the fiscal year ended October 31, 2005 or the eleven-months ended September 30, 2006, no customer which accounted for more than five percent (5%) of the annual sales of the Company for the fiscal year ended October 31, 2005 or the eleven-months ended September 30, 2006, and no other supplier or customer material to the current or prospective business of the Company (including, but not limited to, any supplier who is a sole source of supply of any product or service), has terminated or, to the Knowledge of the Sellers, threatened to terminate its relationship with the Company, nor has it during the preceding twelve (12) months decreased or delayed materially, or to the Knowledge of the Sellers, threatened to decrease or delay materially, its services or supplies to the Company or its usage of the services or products of the Company. To the Knowledge of the Sellers, the Contemplated Transactions will not adversely affect the business relationship heretofore maintained by the Company with any of its suppliers or customers. The Company is not required to provide any bonding or any other financial security arrangements in connection with any transactions with any customers or suppliers.

      2.24 Related Party Transactions. Except as disclosed in Section 2.24 of the Seller Disclosure Schedule, no officer, shareholder, director of the Company or member of his or her immediate family (each a "Related Party) is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other standard employee benefits made generally available to all employees. Except as set forth in Section 2.24 of the Seller Disclosure Schedule, no officer, director of the Company has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that officers or directors of the Company and members of their immediate families may own up to 5% of any freely-tradable stock in publicly traded companies that may compete with the Company. Except as set forth in Section 2.24 of the Seller Disclosure Schedule, no officer or shareholder or any member of their immediate families is, directly or indirectly, interested in any material contract with the Company (other than such contracts as relate to any such person's ownership of capital stock or other securities of the Company and other than employment agreements).

      2.25 Product / Service Warranty. Other than set forth in Section 2.25 of the Seller Disclosure Schedule, there (a) have been no product or service warranty claims made by customers of the Company since January 1, 2005; (b) have been no product or service recalls by the Company since January 1, 2005; and (c) are no product or service warranties outstanding or currently being offered by the Company to its respective customers. Copies of any warranties provided by the Company on any products or services sold, leased or otherwise provided to customers are provided in Section 2.25 of the Seller Disclosure Schedule.

      2.26 Contracts. Section 2.26 of the Seller Disclosure Schedule contains a complete and accurate list (or, in the case of oral contracts required to be disclosed, a written summary thereof), of all Contracts to which the Company is a party or by which it is bound which fall into one or more of the following categories (collectively, the "Material Contracts"):

            (a) all Contracts involving amounts in excess of $25,000 or which are cancelable by the Company only after giving more than thirty (30) days' notice (other than purchase orders from customers or to vendors of the Company received or issued in the ordinary course of business);

            (b) all loan, financing, security, credit or other Contracts evidencing or relating to indebtedness or Liens;

            (c) all Contracts with distributors, dealers or sales representatives;

            (d) all management, employment or agency Contracts and collective bargaining Contracts;

            (e) all Contracts providing employee benefits not listed on Section
2.21 of the Seller Disclosure Schedule;

            (f) all Contracts which contain an obligation of confidentiality with respect to information furnished by the Company to a third party or received by the Company from a third party;

            (g) all Contracts containing covenants limiting the freedom of the Company to compete in any line of business or with any Person or in any geographic area or market;

            (h) all Contracts other than those identified in Section 2.17 of the Seller Disclosure Schedule relating to Intellectual Property Rights;

            (i) all reports, studies, audits or notices received by or prepared for the Company relating or pertaining to environmental matters, and all Contracts for the past or present disposal of Hazardous Materials;

            (j) all Contracts by the Company with any shareholder, member, officer, director, manager, consultant or employee of the Company or any member of the immediate family of any of the foregoing (other than Contracts relating to employment and employee benefits).

            (k) all other Contracts entered into other than in the ordinary course of business including, but not limited to, Contracts (i) with suppliers for the purchase of goods or services in excess of normal requirements or at prices in excess of the current market price, (ii) for the sale by the Company of goods or services at prices not reasonably calculated to produce gross profit margins consistent with those achieved by the Company during its three prior fiscal years or (iii) which contain terms or conditions which the Company or, to the Knowledge of the Sellers, any other party thereto or bound thereby cannot reasonably expect to fulfill in their entirety.

The Company has delivered to Purchaser accurate and complete copies of each such written Material Contract, and an accurate and complete written description of each such oral Material Contract, in each case with all modifications and amendments thereto. Since January 1, 2005, there has been no modification or termination of any Material Contract under circumstances that has or which could reasonably be expected to result in a Company Material Adverse Effect.

      2.27 Prepayments and Deposits. Except as set forth on Section 2.27 of the Seller Disclosure Schedule, the Company has not received any prepayments or deposits from customers for products to be shipped, or services to be performed, in the future that have not as of the date hereof been shipped or performed.

      2.28 Capital Projects. Section 2.28 of the Seller Disclosure Schedule contains a description of all capital projects committed for or authorized by the Company involving the expenditure of $25,000 or more per project since January 1, 2005.

      2.29 Receivables. All accounts receivable of the Company shown on the balance sheet of the Company included in the Audited Financial Statements or in the Estimated Closing Working Capital or thereafter acquired were or (to the extent not heretofore collected) are valid and genuine, were acquired in the ordinary course of business, and represent bona fide obligations arising in the ordinary course of business. Except as set forth in Section 2.29 of the Seller Disclosure Schedule, such accounts receivable are current (consistent with the Company's policies and practices) and collectible net of the respective reserves shown on the balance sheets of the Company (which reserves are adequate and calculated consistent with past practice). There is no pending contest, claim or right of set-off with respect to any such account receivable other than returns, credits, discounts and customer rebates established in the ordinary course of business consistent with past practice.

      2.30 Inventories. Except as set forth in Section 2.30 of the Seller Disclosure Schedule, all inventory has been valued on the balance sheets of the Company and on the Company's records and books of account at the lower of cost (determined on a FIFO basis) or market value on a consistent basis subject to appropriate reserves to reflect discontinued, excess, obsolete or damaged inventory at a net realizable market value. Except as set forth in Section 2.30 of the Seller Disclosure Schedule, each item of inventory reflected on the balance sheets of the Company was, as of the date thereof, salable in the normal course of business at or above its net carrying value on the balance sheets of the Company. Since January 1, 2005, there has been no change in the amount of inventory, except for changes as a result of the purchase and sale of (or adjustment to) inventory in the ordinary course of business consistent with past practice.

      2.31 Condition and Sufficiency of Assets. Except as set forth in Section
2.31 of the Seller Disclosure Schedule, the assets owned or leased by the Company are in good operating condition, normal wear and tear excepted, do not require any special or extraordinary expenditures to remain in such condition beyond maintenance and repairs in the ordinary course of business, constitute all of the tangible assets necessary to operate the businesses currently carried on and operated by the Company in the manner operated by the Company in accordance with past practices, and include, collectively, all of the material operating assets of the Company.

      2.32 Brokers and Finders. Except as set forth in Section 2.32 of the Seller Disclosure Schedule, each Seller represents that neither such Seller nor any of its respective Representatives has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with the Contemplated Transactions.

      2.33 Foreign Corrupt Practices Act, Etc. Since January 1, 2000, the Company has not committed a material violation of the United States Foreign Corrupt Practices Act or any Law of any other jurisdiction to the same effect. Neither the Company nor any director, manger, officer, agent, or employee of the foregoing, or any other Person associated with or acting for or on behalf of the foregoing, has, directly or indirectly (a) in violation of any Law, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business,
(ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate thereof, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

      2.34 No Other Representation or Warranty. Except for the representations and warranties set forth in this Article II of this Agreement (as qualified by the Seller Disclosure Schedule), the Sellers make no representation or warranty, express or implied, of any kind whatsoever, including without limitation any representation or warranty regarding the condition, quality, merchantability or fitness for any particular purpose of any asset of the Company and such representation or warranty is hereby expressly disclaimed.

                                  ARTICLE III
                        REPRESENTATIONS AND WARRANTIES OF
                                    PURCHASER

      Except as set forth in Purchaser's disclosure schedule provided herewith (the "Purchaser Disclosure Schedule"), Purchaser represents and warrants to Sellers as follows:

      3.1 Corporate Organization; Etc. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets. Purchaser is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which ownership of property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed will not individually or in the aggregate, either (i) have a material adverse effect on the business, operations, assets, financial condition or results of operations of Purchaser taken as a whole or (ii) impair, hinder or adversely affect the ability of Purchaser to perform any of its obligations under this Agreement or to consummate the Contemplated Transactions. True and complete copies of the organizational and governing documents of Purchaser as presently in effect, have been heretofore delivered to the Sellers.

      3.2 Authority. Purchaser has all requisite corporate authority and power to execute and deliver this Agreement and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by all required corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming this Agreement has been duly authorized, executed and delivered by each of the other Parties hereto, this Agreement constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).

      3.3 Consents and Approvals; No Violations. Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the Contemplated Transactions by Purchaser will (a) violate any provision of the certificate of incorporation or by-laws of Purchaser, (b) require any consent, waiver, approval, exemption, registration, declaration, license, authorization or permit of, or filing with or notification to, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any obligation to repay) under, any of the terms, conditions or provisions of any indenture, mortgage, note, bond, encumbrance, license, government registration, contract, lease, franchise, permit, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its respective properties or assets may be bound, or (d) violate any order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity applicable to Purchaser or by which any of its properties or assets may be bound.

      3.4 Brokers and Finders. Neither Purchaser nor any of its respective Representatives has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with the Contemplated Transactions, other than Acquest International L.P.

                                   ARTICLE IV
                              ADDITIONAL AGREEMENTS

      4.1 Commercially Reasonable Efforts.

            (a) Subject to the terms and conditions of this Agreement, each Party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Contemplated Transactions. None of the Purchaser or Sellers will take, agree to take or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of the business of the Company, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement.

            (b) Purchaser and Sellers agree that in connection with any litigation that may be brought against the Company or its directors or Purchaser or its directors relating to the Contemplated Transactions, the party subject to such litigation will keep the others, and any counsel which the others may retain at their own expense, informed of the course of such litigation, to the extent the others are not also party thereto. The Parties agree that they will consult with each other prior to entering into any settlement or compromise of any such litigation, and that no such settlement or compromise will be entered into by any Party without the prior written consent of the other Parties, which consent shall not be unreasonably withheld.

      4.2 Public Announcements. Purchaser and the Sellers will consult with one another before issuing any press release or otherwise making any public statements in respect of the Contemplated Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, a copy of which shall be sent simultaneously to the other Parties upon such release.

      4.3 Indemnification.

            (a) Indemnification by the Sellers.

                  (i) Each Seller shall indemnify Purchaser and hold Purchaser harmless from and against and in respect of any and all actual Losses incurred directly by Purchaser (hereinafter "Purchaser Losses") which arise out of any breach by such Seller of any of the Individual Seller Representations of such Seller. With respect to a claim for indemnification by Purchaser under this
Section 4.3(a)(i) relating to a breach by a Seller of an Individual Seller Representation, such Seller shall be solely responsible for 100% of any claim by Purchaser with respect to such breach and the other Sellers shall not be responsible therefor.

                  (ii) Each Seller shall indemnify Purchaser and hold Purchaser harmless from and against and in respect of such Seller's Pro Rata Portion of any and all actual Purchaser Losses which arise out of any breach of the representations and warranties of Sellers contained in Article II of this Agreement, except Section 2.14, which is subject to the indemnification provisions of Section 4.6 hereof, and the Individual Seller Representations, which are covered by Section 4.3(a)(i) hereof; provided, however, that the aggregate indemnification obligations of any Seller pursuant to this Section 4.3(a)(ii) shall be limited to an amount equal to: (A) 50% of such Seller's Pro Rata Portion of the Total Consideration for bona fide claims made by Purchaser within six (6) months following the Closing Date; with such limitation reducing to (B) for bona fide claims made by Purchaser after six (6) months following the Closing Date, 25% of such Seller's Pro Rata Portion of the Total Consideration, reduced (not below zero) by the aggregate amount of bona fide claims made by Purchaser within six (6) months following the Closing Date for which such Seller was responsible pursuant to the immediately preceding clause (A).

                  (iii) The Escrow Fund shall be withheld from the Closing Cash Consideration and placed in escrow at Closing for the purpose of providing funds to satisfy the Sellers' indemnification obligations under Sections 4.3(a)(i) and
(ii) and Section 4.6 and all indemnity payments to Purchaser by any Seller pursuant thereto shall be paid first from the principal of the Escrow Fund and then from such Seller individually.

                  (iv) Purchaser shall give Sellers prompt written notice of any third party claim which may give rise to any indemnity obligation under this
Section 4.3(a), together with the estimated amount of such claim, and Sellers shall have the right to assume the defense of any such claim through counsel of their own choosing, by so notifying Purchaser within 30 days of receipt of Purchaser's written notice; provided, however, that Sellers' counsel shall be reasonably satisfactory to Purchaser. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. If Purchaser desires to participate in any such defense assumed by Sellers, it may do so at its sole cost and expense; provided, however, the Sellers shall not be entitled to assume the defense or control of a third party claim if (i) such third party claim seeks an order, injunction or other equitable relief against the Company, (ii) such third party claim involves any criminal proceeding, action, indictment, allegation or investigation, or (iii) counsel to the Purchaser shall have reasonably concluded that (a) there is a conflict of interest between the Purchaser and the Sellers in the conduct of the defense of such third party claim or (b) the Purchaser has one or more defenses not available to the Sellers; provided, further, in the event any third party claim is brought or asserted which, if adversely determined, would not entitle the Purchaser to full indemnity pursuant to this Article V by reason of any of the limitations set forth in Section 4.3 or otherwise, the Sellers may elect to participate in a joint defense of such third party claim for which the expenses of such joint defense will be shared equally by such parties and the retention of counsel shall be reasonably satisfactory to both parties. Neither Party shall, without the prior written consent of the other Party, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other party or any Subsidiary or any Affiliate thereof or if such settlement or compromise does not include an unconditional release of the other Party for any liability arising out of such claim or demand or any related claim or demand.

                  (v) The obligations of Sellers to indemnify Purchaser set forth in this Section 4.3(a) and in Section 4.6 below shall be subject to each of the following limitations:

                        (A) The Sellers' indemnification obligation for any breach of their representations and warranties contained in this Agreement shall survive for only a period of eighteen (18) months after the Closing Date; provided, however, that indemnification obligations for any breach of the representations and warranties contained in Section 2.14 of this Agreement shall survive until the expiration of the applicable Tax statute of limitations; provided, further, that indemnification obligations for any breach of the representations and warranties contained in Sections 2.1 and 2.2 shall survive for a period of thirty-six (36) months after the Closing Date. After the expiration of the respective survival period, all such representations and warranties of Sellers under this Agreement shall be extinguished. No claim for the recovery of such Purchaser Losses may be asserted by Purchaser after such 18-month, 36-month or statutory period, as applicable; provided, however, that claims for Purchaser Losses occurring within such period that are first asserted in writing with specificity within such period shall not thereafter be barred.

                        (B) Purchaser shall not be entitled to indemnification:

                              (1) in connection with any claim for
indemnification hereunder with respect to which the Purchaser has an enforceable right of indemnification or right of set-off against any third party, unless the Purchaser assigns such right of indemnification or right of set-off to Sellers to the extent of the indemnification amount received by Purchaser from Sellers on account of such claim;

                              (2) in connection with any claim for
indemnification based upon a claim, assessment or deficiency for any Tax which arises from adjustments having the effect only of shifting income, credits and/or deductions from one fiscal period to another;

                              (3) to the extent of the value of any net Tax
benefit realized (by reason of a Tax deduction, basis reductions, shifting of income, credits and/or deductions or otherwise) by the Purchaser in connection with the Purchaser Losses that form the basis of the Purchaser's claim for indemnification hereunder, provided, however, that in the event that Purchaser provides Sellers with confidential information to determine the value of such net Tax benefit realized, such confidential information provided by Purchaser shall be confidential and Sellers shall enter into a confidentiality agreement reasonably acceptable to Purchaser;

                              (4) with respect to any claim for indemnification
hereunder, unless Purchaser has given the Seller Representative written notice of such claim, setting forth in reasonable detail the facts and circumstances pertaining thereto, prior to the end of the applicable survival period of the provision of this Agreement to which such claim relates;

                              (5) to the extent of any insurance proceeds
actually received by the Purchaser in connection with the facts giving rise to such indemnification;

                              (6) to the extent the Purchaser Loss is
specifically and clearly reserved for, or otherwise taken into account, in the determination of the Final Working Capital.

            (vi) In addition, after application of the limitations on indemnification set forth in Sections 4.3(a)(i), 4.3(a)(ii) and 4.3(a)(v) above, the Purchaser shall not be entitled to indemnification:

                        (A) for any Purchaser Losses as to which Purchaser otherwise may be entitled to indemnity hereunder (without giving effect to this clause (A)), until such Purchaser Losses exceed $100,000, and then only for such Purchaser Losses in excess of $100,000; and

                        (B) for any Purchaser Losses (including for the avoidance of doubt any claims for indemnification under Section 4.6 below) from any Seller, in the aggregate, in excess of that Seller's Pro Rata Portion of the Total Consideration; provided that

                        (C) the limitation in Section 4.3(a)(vi)(A) above shall not apply to the obligations of Sellers to indemnify Purchaser under Section 4.3(a)(i) above and Section 4.6 below.

            (vii) The indemnities provided in this Section 4.3(a) shall survive the Closing, subject to the limitations on survival set forth in Section 4.3(a)(v)(A) above and Section 4.6(h) below.

            (viii) Certain Procedures for Environmental Matters. With respect to Sellers' indemnification obligation under Section 4.3(a)(ii) as a result of a breach of a representation or warranty set forth in Section 2.19 hereof, Purchaser shall:

                  (A) if such claim relates to the Real Property, provide the Seller Representative access to the Real Property so that the Seller Representative may conduct its own investigation, testing or corrective action with respect to the matter;

                  (B) provide the Seller Representative with the results, including analytical data, of any investigation or testing conducted by Purchaser or, if available to Purchaser, any third party;

                  (C) except as may otherwise be required by Law on advice of legal counsel, not contact any Governmental Entity without prior notice to, and consultation with the Seller Representative;

                  (D) give the Seller Representative a reasonable opportunity to participate in any discussions or negotiations with any Governmental Entity concerning such matter;

                  (E) if corrective action is required in any such matter, give the Seller Representative a reasonable opportunity to develop and implement a plan of corrective action, such plan to be subject to Purchaser's approval (not to be unreasonably withheld), and, if requested by the Seller Representative, reasonably cooperate with the Seller Representative in the development and implementation of such plan on a cost effective basis. Any such plan of action shall, to the extent permitted under Environmental Laws, be based on the industrial use of the property and may rely on and utilize institutional controls (such as deed notices or restrictions) and shall contain reasonable steps so as to minimize disruption of or adverse effect on the ongoing operations of the Company's business;

                  (F) cooperate fully and in good faith with the Seller Representative in performing such tasks as the Seller Representative and its technical professionals and representatives may reasonably request as being necessary to complete any environmental investigations or environmental remediation being undertaken by the Seller Representative pursuant to this Agreement, provided, that to the extent there is any disruption to Purchaser's business, the Parties will work in good faith to insure that such disruption is not material to Purchaser, with Purchaser being compensated for any out-of-pocket expenses incurred in connection therewith. Without limiting the scope of the foregoing, Purchaser shall cause its employees to cooperate fully with the Seller Representative and to afford the Seller Representative, its agents, employees and technical professionals access to relevant records relating to the matters which may be the Seller Representative's responsibility under this Agreement; and

                  (G) with respect to any environmental remediation undertaken by the Seller Representative, the Seller Representative shall be responsible for completing such remediation only to the extent required under Environmental Laws in effect as of the Closing Date.

            (b) Indemnification by Purchaser.

                  (i) Purchaser shall defend, indemnify and hold Sellers harmless from and against and in respect of any and all actual Losses incurred directly by Sellers (hereinafter "Sellers Losses") arising out of any breach of any of the representations and warranties of Purchaser contained herein.

                  (ii) The Sellers shall give Purchaser prompt written notice of any third party claim which may give rise to any indemnity obligation under this
Section 4.3(b), together with the estimated amount of such claim, and Purchaser shall have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying Sellers within 30 days of receipt of Purchaser's written notice; provided, however, that Purchaser's counsel shall be reasonably satisfactory to Sellers. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. If any Seller desires to participate in any such defense assumed by Purchaser such Seller may do so at their own individual sole cost and expense. Neither Party shall, without the prior written consent of the other Party, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other party or any Subsidiary or any Affiliate thereof or if such settlement or compromise does not include an unconditional release of the other Party for any liability arising out of such claim or demand.

                  (iii) The indemnities provided in this Section 4.3(b) shall survive the Closing; provided, however, that Purchaser's indemnification obligation for any breach of the representations and warranties described herein shall survive for only a period of eighteen (18) months from the Closing Date; after the expiration of the respective survival period, such representations and warranties of Purchaser under this Agreement shall be extinguished. No claim for the recovery of such Sellers Losses may be asserted after such 18-month period; provided, however, that claims for Sellers Losses occurring within such period that are first asserted in writing with specificity within such period shall not be thereafter barred.

            (c) Exclusive Remedy. The indemnification obligations of Purchaser and Sellers under this Section 4.3 and Section 4.6 below shall constitute the sole and exclusive remedies (other than a remedy for actual fraud) of Sellers and Purchaser, respectively, for the breach of any representation or warranty in this Agreement by the Sellers or the Purchaser, as the case may be, and the Sellers and the Purchaser shall not be entitled to rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the Purchaser and the Sellers waive. Notwithstanding anything to the contrary in this Agreement, neither Party shall be entitled to indemnification under this Agreement for consequential, punitive or other special damages.

      4.4 Notification of Certain Matters. Sellers shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Sellers, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date, (b) any material failure of Purchaser or Sellers, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (c) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Contemplated Transactions, or (d) any facts or circumstances that could reasonably be expected to result in a Purchaser Material Adverse Effect or a Company Material Adverse Effect.

      4.5 Third Party Consents.

            (a) Each of Purchaser and Sellers shall use his or its commercially reasonable efforts to obtain at the earliest practicable date all consents of third parties and Governmental Entities necessary to the consummation of the Contemplated Transactions (the "Third Party Consents") and will provide to the other parties hereto copies of each such Third Party Consent promptly after it is obtained. Each of Purchaser and Sellers agrees to cooperate fully with the other parties hereto in connection with the obtaining of the Third Party Consents; provided, however, that no party shall be required to pay any additional sums to secure such Third Party Consents of the other parties hereto.

            (b) In furtherance and not in limitation of the covenants of the Parties contained in Section 4.5(a), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any Contemplated Transaction, Purchaser and Sellers shall cooperate in all respects with each other and use his or its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions.

      4.6 Certain Tax Covenants and Indemnities.

            (a) Each Seller shall indemnify and hold harmless Purchaser with respect to such Seller's Pro Rata Portion of (i) any and all Taxes of the Company that may be imposed on or suffered by Purchaser, if any, in connection with a final determination (as such term is defined in Section 1313(c) of the Code) of any Tax liability of the Company with respect to all taxable periods of the Company ending on or prior to the Closing Date and (ii) any Purchaser Losses resulting from a breach of any representation or warranty set forth in Section 2.14.

            (b) Each Seller shall make any payment under this Section 4.6 within thirty (30) days after the final determination (as such term is defined in Section 1313(a) of the Code) of any Tax liability provided that whenever a taxing authority asserts a claim, makes an assessment or otherwise disputes the amounts of Taxes payable with respect to tax periods ending on or before the Closing Date, Purchaser shall notify Sellers within ten (10) days and thereafter Sellers shall have the right to control any resulting proceedings and to determine when, whether and to what extent to settle any such claim, assessment or dispute. Notwithstanding the foregoing, the failure of Purchaser to give notice under the preceding sentence shall not relieve Sellers of any obligations hereunder except to the extent such failure shall actually prejudice the defense of such claim. Purchaser agrees that it and the Company will cooperate with Sellers in the course of any such proceedings (including without limitation complying with all requests for production of or access to documents and information and making personnel available for depositions, interviews or testimony) and will not cause any action to be taken with respect to any Tax period ending on or before the Closing Date without the prior written consent of Sellers, which consent shall not be unreasonably withheld. Sellers shall agree to no adjustment or adjustments that would have the effect of increasing the Tax liability with respect to any period after the Closing Date without obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld. Any payments made pursuant to this Section 4.6(b) shall be treated as an adjustment to the consideration received for the Shares.

            (c) If, for Tax purposes, the taxable period of the Company does not terminate on the Closing Date, Taxes, if any, attributable to the taxable period of the Company that includes the Closing Date shall be allocated to (i) Sellers for the period up to and including the Closing Date, and (ii) Purchaser for the period subsequent to the Closing Date. For purposes of the preceding sentence, Taxes for the period up to and including the Closing Date and for the period subsequent to the Closing Date shall be determined by the Sellers with the written consent of Purchaser, which consent shall not be unreasonably withheld, on the basis of an interim closing of the books as of the close of business on the Closing Date as if such taxable period consists of one taxable period ending on the Closing Date followed by a taxable period beginning on the day following the Closing Date. For purposes of this subparagraph (c), exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a daily basis. Any payments made pursuant to this Section 4.6(c) shall be treated as an adjustment to the consideration received for the Shares.

            (d) Sellers shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Company for all taxable periods of the Company that end on or prior to the Closing Date. All such returns shall be prepared on a basis that is consistent with the manner in which the Company has prepared or filed such Tax Returns for prior periods. Purchaser shall prepare or cause to be prepared, and file or cause to be filed, all other Tax Returns of the Company.

            (e) Any Tax refunds that are received by the Company or Purchaser, and any amounts credited against Taxes to which the Company or Purchaser becomes entitled, that relate to taxable periods or portions thereof of the Company ending on or before the Closing Date shall be paid by the Purchaser to the Sellers within 15 days after receipt or entitlement thereto. Furthermore, to the extent that a claim for refund or other adjustment results in a payment or credit against Taxes to the Company or Purchaser of any amount accrued on the Closing Balance Sheet, Purchaser shall pay such amount to Sellers within 15 days after receipt or entitlement thereto. Any payments made or received pursuant to this Section 4.6(e) shall be treated as an adjustment to the consideration received for the Shares.

            (f) Purchaser shall not amend a Tax Return with respect to the Company for a taxable period beginning prior to the Closing Date without the prior written consent of Sellers, which consent shall not be unreasonably withheld.

            (g) After the Closing Date, Purchaser and Sellers shall provide each other with reasonable cooperation in connection with the preparation of Tax Returns of the Company and shall make available to the other and to any taxing authority, as reasonably requested, all information, records or documents relating to Tax liabilities or potential Tax liabilities of the Company for all periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any statute of limitations or extensions thereof.

            (h) Sellers' indemnification obligations set forth in this Section
4.6 shall survive until the expiration of the applicable Tax statute of limitations and shall not be subject to the eighteen-month time limitation set forth in Section 4.3(a)(v)(A).

      4.7 Covenants Not to Compete or Solicit. As part of the consideration for the sale of the Company, Sellers agrees as follows:

            (a) No Seller will, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other capacity, engage in the business of providing information technology services or offering software products which is competitive with the business of the Company, except for acquiring or holding less than 5% ownership interests in such companies whose common stock is publicly-traded, for five years following the Closing Date.

            (b) No Seller, for a period of five years following the Closing Date, will directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other capacity, solicit, assist in the solicitation of or render to any Person who is a customer of the Company, any services that are competitive with the business of the Company. This provision does not apply if Sellers are acting on behalf of the Company, Purchaser or its subsidiaries or any of their respective affiliates.

            (c) No Seller, for a period of five years following the Closing Date, will directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other capacity, solicit for hire or assist in the solicitation for hire of any employee of the Company. This provision does not apply if Sellers are acting on behalf of the Company, Purchaser or any of their affiliates.

      4.8 Seller Representative. By signing this Agreement, the Sellers hereby irrevocably make, constitute and appoint Norbert D. Miller as their true and lawful attorney-in-fact to take all actions required under this Agreement on behalf of the Sellers (including, without limitation, the resolution or dispute of any claims) in their name and stead and further ratify and approve all such actions as their own. In the event of the death, inability to act or declination to act of Norbert D. Miller, then a successor Seller Representative shall be selected by the Sellers (and, in the event of the death or inability to act of Norbert D. Miller, his personal representative) by majority in interest vote.

      4.9 Seller Disclosure Schedule. Contemporaneously with the execution and delivery of this Agreement, Sellers are delivering to Purchaser the Seller Disclosure Schedule. The Seller Disclosure Schedule is deemed to constitute an integral part of this Agreement and all representations and warranties of Sellers are made subject to the exceptions which are noted in the Seller Disclosure Schedule and in any other schedules attached to this Agreement.

                                    ARTICLE V
                                  MISCELLANEOUS

      5.1 Entire Agreement; Assignment.

            (a) This Agreement (including the exhibits hereto, the Purchaser Disclosure Schedule and the Seller Disclosure Schedule) constitute the entire agreement among the parties hereto in respect of the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the Parties in respect of the subject matter hereof.

            (b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, by merger or consolidation) or otherwise. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

      5.2 Notices. All notices, requests, demands, instructions or other documents or communications to be given under this Agreement shall be in writing and shall be deemed given, (a) when sent if sent by facsimile; provided, however, that the facsimile is promptly confirmed by telephone confirmation thereof by the intended recipient, (b) when delivered, if delivered personally to the intended recipient, and (c) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

                  if to Purchaser:    SL Industries, Inc.
                                      520 Fellowship Road, Suite A-114
                                      Mount Laurel, New jersey 08054
                                      Attention: David Nuzzo
                                      Facsimile: (856) 7271683

                  with a copy to:     Olshan Grundman Frome Rosenzweig
                                         & Wolosky LLP
                                      Park Avenue Tower
                                      65 East 55th Street
                                      New York, New York 10022
                                      Attention:  Adam W. Finerman, Esq.
                                      Facsimile:  (212) 755-1467
                  if to Sellers:      Norbert D. Miller
                                      W6524 CTH B
                                      Jefferson, WI 53549

                  with a copy to:     Quarles & Brady LLP
                                      411 East Wisconsin Avenue
                                      Milwaukee, WI  53202
                                      Attention:   Patrick J. Goebel
                                      Facsimile:  (414) 978-8994

                  and:                Luke E. Sims, Trustee
                                      Foley & Lardner LLP
                                      777 E. Wisconsin Avenue
                                      Milwaukee, Wisconsin  53202
                                      Facsimile:  (414) 297-4900

      5.3 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Wisconsin, without giving effect to the choice of Law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby. Each of the parties hereto irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the federal and state courts in Milwaukee County, Wisconsin (the "Wisconsin Courts") in any action or proceeding arising out of or relating to this Agreement, any other agreement executed in connection with this Agreement or the Contemplated Transactions (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Wisconsin Courts and agrees not to plead or claim in any Wisconsin Court that such litigation brought therein has been brought in an inconvenient forum. Final judgment in any suit, action or proceeding brought in any such court shall be conclusive and binding upon each party duly served with process therein and may be enforced in the courts of the jurisdiction of which either party or any of their property is subject, by a suit upon such judgment. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

      5.4 Expenses. Except as contemplated by this Agreement, including this
Section 5.4, all costs and expenses incurred in connection with this Agreement and the consummation of the Contemplated Transactions shall be paid by the Party incurring such expenses. At Closing, each of the Sellers, on the one hand, and Purchaser, on the other hand, shall pay their respective legal counsel any and all of the fees and expenses incurred by them in connection with the Contemplated Transactions.

      5.5 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      5.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

      5.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

      5.8 Specific Performance. The Parties hereto agree that irreparable damage would occur to Purchaser or Sellers, as applicable, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by Sellers or Purchaser, as applicable. It is accordingly agreed that each Party (Purchaser, on the one hand, or Sellers, on the other) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other Party and to enforce specifically the terms and provisions of this Agreement in any Wisconsin Court, this being in addition to any other remedy to which they are entitled at Law or in equity.

      5.9 Counterparts and Execution. This Agreement may be executed in multiple counterparts by original or facsimile or other electronic transmission, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Any executed counterpart may be delivered by facsimile or other electronic transmission and such facsimile or other electronic transmission shall be deemed an original; provided, however, that such executing party shall deliver an originally executed signature page in due course if requested by another party hereto.

      5.10 Further Assurances. Each party to this Agreement agrees (a) to furnish upon request to the other party such further information, (b) to execute and deliver to the other party such other documents and (c) to do such other acts and things as the other party reasonably requests for the purpose of carrying out the intent of this Agreement and the documents and instruments referred to herein including, without limitation, providing information necessary for preparation of any filings needed to obtain the regulatory approvals required to consummate the Contemplated Transactions.

      5.11 Interpretation.

            (a) The words "hereof," "herein," "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, and schedule references are to the articles, sections, paragraphs, exhibits, and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References to a person are also to its permitted successors and assigns.

            (b) The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first written above.

            (c) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

      5.12 Amendment and Modification; Waiver.

            (a) This Agreement may be amended, modified and supplemented in any and all respects, by written agreement of the Parties hereto, at any time prior to the Closing Date with respect to any of the terms contained herein.

            (b) At any time prior to the Closing Date, any Party hereto may (i) waive any inaccuracy in the representations and warranties of the other Parties contained herein or in any document, certificate or writing delivered by the other Parties pursuant hereto and (ii) subject to applicable Law, waive compliance with any agreement or condition to its obligations; provided that any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

      5.13 Definitions. Accounting terms used herein and not otherwise defined herein shall have the meanings given to them under GAAP. As used herein,

      "Affiliate" has the meaning given to it in Rule 12b-2 of Regulation 12B under the Exchange Act.

      "Agreement" shall have the meaning set forth in the preamble hereof.

      "Amended Lease" shall mean the amended lease for the Company's manufacturing facility in the form of Exhibit B attached hereto.

      "Audited Financial Statements" shall have the meaning set forth in Section 2.7(b)hereof.

      "Closing" shall have the meaning set forth in Section 1.2 hereof.

      "Closing Cash Consideration" means an amount equal to Fifteen Million Five Hundred Thousand Dollars ($15,500,000).

      "Closing Date" shall have the meaning set forth in Section 1.2 hereof.

      "Closing Working Capital" shall have the meaning set forth in Section 1.4(c) hereof.

      "Code" refers to the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

      "Company Benefit Plans" shall have the meaning set forth in Section 2.21(a)(i) hereof.

      "Company Common Stock" shall have the meaning set forth in the recitals hereto.

      "Company Consents" shall have the meaning set forth in Section 2.6 hereof.

      "Company Employee Arrangements" shall have the meaning set forth in
Section 2.21(a)(ii) hereof.

      "Company Financial Statements" shall have the meaning set forth in Section 2.7(a) hereof.

      "Company Material Adverse Effect" shall have the meaning set forth in
Section 2.1 hereof.

      "Contemplated Transactions" means the transactions contemplated by this Agreement and the exhibits hereto.

      "Contract" means any commitment, understanding, instrument, lease, pledge, mortgage, indenture, note, license, agreement, employee benefit plan, purchase or sale order, contract, promise or similar arrangement evidencing or creating any obligation, whether written or oral.

      "Effective Time" shall mean the close of business on the Closing Date, subject to the occurrence of the Closing.

      "Employment Agreement" shall mean the Employment Agreement between Norbert
D. Miller and Purchaser in the form attached hereto as Exhibit C.

      "Encumbrances" means any lien, encumbrance, security interest, charge, surety, mortgage, option, pledge or restriction on Transfer of any nature whatsoever other than liens for Taxes not yet due or payable.

      "Environmental Claim" means any claim, action, demand, order, or written notice by or on behalf of, any Governmental Entity or Person alleging potential liability arising out of, based on or resulting from the violation of any Environmental Law or permit.

      "Environmental Laws" means all Laws relating to releases or threatened releases of Hazardous Materials or otherwise relating to the generation, treatment, storage, transport or handling of Hazardous Materials.

      "ERISA" shall have the meaning set forth in Section 2.21(a)(i) hereof.

      "Escrow Agent" means U.S. Bank, N.A., Milwaukee, Wisconsin.

      "Escrow Agreement" means that certain agreement between the Escrow Agent and the Parties hereto dated as of the Closing Date in the form of Exhibit D attached hereto.

      "Escrow Fund" means an amount equal to $2,000,000.

      "Estimated Closing Working Capital" shall have the meaning set forth in
Section 1.4(a) hereof.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Final Working Capital" shall have the meaning set forth in Section 1.4(g) hereof.

      "GAAP" means United States generally accepted accounting principles as in effect on the date or for the period with respect to which such principles are applied.

      "Governmental Entity" shall have the meaning set forth in Section 2.6 hereof.

      "Hazardous Materials" means all substances defined or listed as "hazardous" or "toxic" under Environmental Laws.

      "Independent Working Capital Firm" shall have the meaning set forth in
Section 1.4(f) hereof.

      "Individual Seller Representations" shall have the meaning set forth in the introductory sentence of Article II of this Agreement.

      "Insurance Policies" shall have the meaning set forth in Section 2.18 hereof.

      "Intellectual Property Rights" shall have the meaning set forth in Section 2.17(b) hereof.

      "IRS" shall have the meaning set forth in Section 2.21(c) hereof.

      "Knowledge of the Sellers" and terms of similar import shall mean the actual knowledge of Norbert D. Miller, Karl Hink, Hank Nechvatal and Dan Read.

      "Laws" means federal, state or local ordinance, statute, rule and regulation.

      "Leases" shall have the meaning set forth in Section 2.16 hereof.

      "Lien" means, in respect of any asset (including, any security) any mortgage, lien, pledge, charge, security interest, or encumbrance of any kind in respect of such asset.

      "Losses" means actual losses, liabilities, damages, judgments, settlements and expenses, including reasonable attorneys' fees; provided, however, that Losses shall not include loss of profits, consequential, punitive or other special damages, and shall not be calculated using a multiple of earnings, book value or other measure which may have been used to determine or which may be reflective of the Total Consideration.

      "Material Contracts" shall have the meaning set forth in Section 2.26 hereof.

      "Organizational Documents" means (i) the articles or certificate of incorporation and the bylaws or code of regulations of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership;
(iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the articles of organization or certificate of formation and the operating agreement or limited liability company agreement of any limited liability company; (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; or (vi) any amendment to any of the foregoing.

      "Party" or "Parties" shall mean Purchaser and Sellers, individually or collectively as the case may be.

      "Permits" shall have the meaning set forth in Section 2.12 hereof.

      "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

      "Pro Rata Percentage" means, as to each Seller, the percentage determined by dividing the number of Shares owned by such Seller by the total number of Shares owned by all of the Sellers.

      "Pro Rata Portion" of an obligation or benefit means, as to any Seller, the product of (i) the total amount of the obligation or benefit, times (ii) the Pro Rata Percentage of such Seller.

      "Purchaser Losses" shall have the meaning set forth in Section 4.3(a)(i) hereof.

      "Real Property" shall have the meaning set forth in Section 2.16 hereof.

      "Related Party" shall have the meaning set forth in Section 2.24 hereof.

      "Release" shall have the meaning set forth in the Environmental Laws.

      "Representative" means, with respect to any Person, each of such Person's Affiliates, directors, officers, employees, partners, members, representatives and agents, and each of the heirs, executors and assigns of any of the foregoing.

      "Required Working Capital Amount" shall mean $4,813,000.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Seller Disclosure Schedule" shall mean the Seller Disclosure Schedule, dated the date of this Agreement, delivered by Sellers to Purchaser contemporaneously with the execution and delivery of this Agreement.

      "Seller Representative" shall mean the Person appointed to that position as provided in Section 4.8 of this Agreement.

      "Sellers Losses" shall have the meaning set forth in Section 4.3(b)(i) hereof.

      "Shares" shall have the meaning set forth in the recitals hereof.

      "Software" means any computer software products, in object and source code form, which are used, developed, sold, distributed or marketed by the Company, other than off-the-shelf Software, that is owned by, used by or licensed to the Company in connection with the conduct of its business of any nature whatsoever, including all operating systems, all work-for-hire owned by customers, all applications software, all firmware, all middleware, all development tools, all Internet software, all digital content, and any and all documentation in print or digital form related to any of the foregoing, including programming manuals, user manuals, online help, technical support manuals or instructions, and source code comments."

      "Subsidiary" means, in respect of any party, any corporation, partnership or other entity or organization, whether incorporated or unincorporated, of which (i) such other party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or
(ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions in respect of such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries. Solely for purposes of Section 2.14, the term "Subsidiary" shall also include any trade or business that is required to be aggregated with the Company under Section 414(b), (c), (m) or (o) of the Code.

      "Tax Return" shall have the meaning set forth in Section 2.14 hereof.

      "Taxes" shall have the meaning set forth in Section 2.14 hereof.

      "Third Party Consents" shall have the meaning set forth in Section 4.5(a) hereof.

      "Total Consideration" means the Closing Cash Consideration (i) as adjusted pursuant to Section 1.4(b) of this Agreement and (ii) plus or minus, as applicable, any payment pursuant to Section 1.4(g) of this Agreement.

      "Transfer" means any sale, assignment, pledge, hypothecation, or other disposition or Encumbrances.

      "Working Capital" means the amount by which (i) the sum of cash and cash equivalents, accounts receivable, inventory and prepaid expenses exceeds (ii) the sum of accounts payable, accrued salaries and payables, accrued commissions and customer deposits (excluding, however, for the avoidance of doubt any liabilities for Taxes and any other liabilities for which Sellers remain responsible under this Agreement); provided that the assets and liabilities of the Company (including, without limitation, inventory valuation), shall be computed on a basis consistent with the Company Financial Statements.

      "Working Capital Certificate" shall have the meaning set forth in Section 1.4(c) hereof.

      "Working Capital Objection Notice" shall have the meaning set forth in
Section 1.4(d) hereof.

                            [signature pages follow]

      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first above written.

                              PURCHASER:

                              SL INDUSTRIES, INC.

                              By: _______________________________
                              Name:
                              Title:

                              SELLERS:

                              NORBERT D. MILLER

                              ___________________________________

                              REVOCABLE LIVING TRUST OF FRED A. LEWIS AND
                              MARGARET LANGE-LEWIS U/A DATED JANUARY 28, 1993, AS AMENDED AND RESTATED AS OF OCTOBER 31, 2001

                              By: _______________________________
                              Name: _____________________________
                              Title: ____________________________

                              By: _______________________________
                              Name: _____________________________
                              Title: ____________________________

                              EINHORN FAMILY FOUNDATION

                              By: _______________________________
                              Name: _____________________________
                              Title: ____________________________

                                    Exhibit A

                               [Wire Instructions]

                                    Exhibit B

                             [Form of Amended Lease]

                                    Exhibit C

                         [Form of Employment Agreement]

                                    Exhibit D

                           [Form of Escrow Agreement]